Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2021 RESULTS; AND PROVIDES FISCAL YEAR 2022 GUIDANCE
–Financial results exceeded expectations, with solid pricing and operating execution, cost efficiencies and strong cash flow growth.
RUTLAND, VERMONT (February 17, 2022) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and twelve month periods ended December 31, 2021. The Company also provided guidance for the fiscal year ending December 31, 2022 ("fiscal year 2022").
Highlights for the Three and Twelve Months Ended December 31, 2021:
•Revenues were $241.8 million for the quarter, up $41.6 million, or up 20.8%, from the same period in 2020. Revenues were $889.2 million for the twelve months ended December 31, 2021 ("fiscal year 2021"), up $114.6 million, or up 14.8%, from the fiscal year ended December 31, 2020 ("fiscal year 2020").
•Overall solid waste pricing for the quarter was up 4.3%, driven by collection pricing, up 4.8%, and landfill pricing, up 4.0%, from the same period in 2020.
•Net income was $9.1 million for the quarter, down $(53.8) million, or down (85.5)%, from the same period in 2020. Provision for income taxes was $2.5 million for the quarter, up $56.1 million from the same period in 2020. Net income was $41.1 million for fiscal year 2021, down $(50.0) million, or down (54.9)%, million from fiscal year 2020. The fourth quarter of fiscal year 2020 included a $55.0 million non-recurring benefit to income taxes due to the reversal of a valuation allowance.
•Adjusted Net Income, a non-GAAP measure, was $11.0 million for the quarter, up $2.2 million, or up 25.6%, from the same period in 2020. Adjusted Net Income was $46.3 million for fiscal year 2021, up $5.4 million, or up 13.3%, from fiscal year 2020.
•Adjusted EBITDA, a non-GAAP measure, was $51.4 million for the quarter, up $8.8 million, or up 20.6%, from the same period in 2020. Adjusted EBITDA was $203.6 million for fiscal year 2021, up $32.2 million, or up 18.8%, from fiscal year 2020.
•Net cash provided by operating activities was $182.7 million for fiscal year 2021, up $42.8 million, or up 30.6%, from fiscal year 2020.
•Adjusted Free Cash Flow, a non-GAAP measure, was $95.3 million for fiscal year 2021, up $26.2 million, or up 37.9%, from fiscal year 2020.
•Acquired ten businesses with approximately $88 million of annualized revenues in fiscal year 2021.
“We had another great quarter and arguably the best year in the company’s history, as we continued to execute well against our long-term strategic plan, driving improved financial results and lasting operational benefits, despite lingering challenges from the COVID-19 pandemic, labor shortages and rising inflation,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “As a result, we increased revenues by 14.8%, Adjusted EBITDA by 18.8%, and Adjusted Free Cash Flow by 37.9% year-over-year in fiscal year 2021."
“These strong results are a result of the hard work, dedication and adaptability of our team, our asset positioning in the disposal capacity constrained northeast market, continued achievement of our operating and cost efficiency programs, and strong execution of our growth strategy,” Casella said. “As expected, our solid waste pricing continued to improve sequentially as we advanced 4.3% solid waste pricing during the fourth quarter, with strength in both collection and disposal lines-of-business. We have launched a robust pricing program for 2022, with early data indicating further sequential improvements and limited roll-backs.”
“Inflation for certain costs categories edged up sequentially in the fourth quarter, and our team continued to do an excellent job offsetting higher costs through key operating and technology initiatives, including our route optimization program, continued automation of our fleet, real-time data analytics, and variable pricing programs such as our energy and environmental fees,” Casella said. “Excluding a 35 basis point negative headwind to margins from businesses acquired in fiscal year 2021, our margins were up in the fourth quarter, with our pricing and efficiency programs effectively offsetting inflation.”

“We continue to execute well against our long-term growth strategy, as we acquired ten businesses with approximately $88 million of annualized revenues in fiscal year 2021,” Casella said. "And, we are off to a solid start in fiscal year 2022, as we have acquired five tuck-in acquisitions year-to-date with approximately $4 million of annualized revenues. We expect to recognize roughly $55 million of revenues in 2022 from the roll-over impact of acquisitions completed throughout 2021 and already completed in 2022.”
“We are focused on acquiring well run businesses in strategic markets that will drive long-term growth, additional vertical integration and enhance operating synergies,” Casella said. “Our acquisition pipeline remains robust, and we believe that there is continued opportunity to drive additional cash flow growth across our footprint through execution of our growth strategy.”
For the quarter, revenues were $241.8 million, up $41.6 million, or up 20.8%, from the same period in 2020, with revenue growth mainly driven by: the roll-over impact from acquisitions; positive collection and disposal pricing; higher solid waste volumes; higher recycling commodity prices; higher resource solutions processing volumes; and higher resource solutions non-processing volumes; partially offset by lower Sustainability Recycling Adjustment fees as we share higher commodity prices with our customers.
Net income was $9.1 million for the quarter, or $0.18 per diluted common share, down $(53.8) million, or down (85.5)%, as compared to net income of $62.9 million, or $1.24 per diluted common share, for the same period in 2020. Adjusted Net Income, a non-GAAP measure, was $11.0 million for the quarter, or $0.21 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, up $2.2 million, or up 25.6%, as compared to Adjusted Net Income of $8.8 million, or $0.17 Adjusted Diluted Earnings Per Common Share, for the same period in 2020. The fourth quarter in 2020 included a $55.0 million non-recurring benefit to income taxes adjustment due to the reversal of a valuation allowance on the majority of our net operating loss carryforwards and other deferred tax assets.
Operating income was $16.3 million for the quarter, up $2.1 million, or up 14.8%, from the same period in 2020. Adjusted Operating Income, a non-GAAP measure, was $18.4 million for the quarter, up $3.1 million, or up 20.4% from the same period in 2020. Adjusted EBITDA was $51.4 million for the quarter, up $8.8 million, or up 20.6%, from the same period in 2020.
For fiscal year 2021, revenues were $889.2 million, up $114.6 million, or up 14.8%, from fiscal year 2020. Net income was $41.1 million, or $0.80 per diluted common share, for fiscal year 2021, as compared to net income of $91.1 million, or $1.86 per diluted common share, for fiscal year 2020. Adjusted Net Income was $46.3 million, or $0.90 Adjusted Diluted Earnings Per Common Share, for fiscal year 2021, as compared to Adjusted Net Income of $40.8 million, or $0.83 Adjusted Diluted Earnings Per Common Share, for fiscal year 2020. Fiscal year 2020 included a $55.0 million non-recurring benefit to income taxes adjustment due to the reversal of a valuation allowance on the majority of our net operating loss carryforwards and other deferred tax assets.
Operating income was $77.7 million for fiscal year 2021, up $18.4 million from fiscal year 2020. Adjusted Operating Income was $84.4 million for fiscal year 2021, up $18.6 million from fiscal year 2020. Adjusted EBITDA was $203.6 million for fiscal year 2021, up $32.2 million from fiscal year 2020.
See Non-GAAP Performance Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the various adjustments to estimated Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted Operating Income and Adjusted EBITDA.
Net cash provided by operating activities was $182.7 million for fiscal year 2021, as compared to $139.9 million for fiscal year 2020. Adjusted Free Cash Flow was $95.3 million for fiscal year 2021, as compared to $69.1 million for fiscal year 2020 (See full reconciliation of Non-GAAP measures in the tables below).
See Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the various adjustments to Adjusted Free Cash Flow.
Fiscal Year 2022 Outlook
“Our guidance ranges assume a stable economic environment continuing from the fourth quarter 2021 through the remainder of 2022,” Casella said. “We believe that we have established an appropriate pricing plan for 2022 that positions us to offset inflationary headwinds, while still improving margins through our investments in technology and core operating programs. Further, we have several exciting resource solutions projects planned for 2022, including: a full equipment upgrade to our Boston, Massachusetts recycling facility to improve throughput and increase efficiencies; the introduction of robotics and optical sorting technologies to additional recycling facilities; and two renewable natural gas projects at our landfills, where a third party is making the capital investments and we will receive gas royalties.”
The Company provided guidance for fiscal year 2022 by estimating results in the following ranges:
•Revenues between $980 million and $995 million (as compared to $889.2 million in fiscal year 2021);
•Net income between $48 million and $52 million (as compared to $41.1 million in fiscal year 2021);
•Adjusted EBITDA between $228 million and $232 million (as compared to $203.6 million in fiscal year 2021);
•Net cash provided by operating activities between $202 million and $206 million (as compared to $182.7 million in fiscal year 2021); and
•Adjusted Free Cash Flow between $104 million and $108 million (as compared to $95.3 million in fiscal year 2021).
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2022 are described in the Reconciliation of Fiscal Year 2022 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2022 do not contemplate any unanticipated or non-recurring impacts.
The Company provided the following assumptions that are built into its outlook:
•Overall, the Company expects revenue growth of between 10.2% and 11.9% in fiscal year 2022, including approximately 6.2% (or $55 million) revenue growth from the roll-over impact of acquisitions completed during fiscal year 2021 and those already completed in early fiscal year 2022.
•Does not include the impact of any acquisitions that have not yet been completed.
•In the Solid Waste business, revenue growth of between 13.3% and 14.3%, with price growth from 4.5% to 5.0%, volume growth from 1.5% to 2.0%, and 7.3% growth from acquisitions completed during fiscal year 2021 and those already completed in early fiscal year 2022.
•In the resource solutions business, revenue growth of between 4.0% and 5.0%, mainly driven by 3.0% growth from acquisitions completed during fiscal year 2021 and slightly higher volumes, partially offset by lower recycling commodity prices.
•Capital expenditures of approximately $120 million, which includes approximately $15 million of non-recurring capital associated with acquisition integration.
•Net cash provided by operating activities will be negatively impacted in fiscal year 2022 as we plan to spend $6.5 million on landfill closure, site improvement and remediation expenditures associated with the Southbridge Landfill closure. We expect the Southbridge Landfill closure project to be substantially completed in fiscal year 2022.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Friday, February 18, 2022 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should dial (877) 838-4153 or for international participants (720) 545-0037 at least 10 minutes before start time. The Conference ID is 617 6314 for the call and the replay.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website, or by calling (855) 859-2056 or (404) 537-3406 (Conference ID 617 6314).
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Ned Coletta, Chief Financial Officer at (802) 772-2239; media contact Joseph Fusco, Vice President at (802) 772-2247; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2022, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private

Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices to offset increased costs and inflationary pressures; it is challenging to predict the duration and scope of the COVID-19 pandemic and its negative effect on the economy, our operations and financial results; the capping and closure of the Southbridge Landfill and the lawsuit relating to our landfill in Bethlehem New Hampshire could result in material unexpected costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; the Company may not be able to successfully integrate acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Ned Coletta
Chief Financial Officer
(802) 772-2239
Media:
Joseph Fusco
Vice President
(802) 772-2247
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	Unaudited
Revenues	$241,836	$200,240	$889,211	$774,584
Operating expenses:
Cost of operations	162,820	133,260	582,403	515,646
General and administration	31,499	28,170	118,834	102,410
Depreciation and amortization	29,080	23,501	103,590	90,782
Expense from acquisition activities	1,353	328	5,304	1,862
Environmental remediation charge	924	—	924	—
Southbridge Landfill closure (credit) charge, net	(157)	773	496	4,587
	225,519	186,032	811,551	715,287
Operating income	16,317	14,208	77,660	59,297
Other expense (income):
Interest expense, net	5,190	5,401	20,927	22,068
Other income	(488)	(466)	(1,313)	(1,073)
Other expense, net	4,702	4,935	19,614	20,995
Income before income taxes	11,615	9,273	58,046	38,302
Provision (benefit) for income taxes	2,470	(53,644)	16,946	(52,804)
Net income	$9,145	$62,917	$41,100	$91,106
Basic weighted average common shares outstanding	51,404	50,436	51,312	48,793
Basic earnings per common share	$0.18	$1.25	$0.80	$1.87
Diluted weighted average common shares outstanding	51,624	50,719	51,515	49,045
Diluted earnings per common share	$0.18	$1.24	$0.80	$1.86

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,809	$154,342
Accounts receivable, net of allowance for credit losses	86,979	74,198
Other current assets	25,691	18,714
Total current assets	146,479	247,254
Property, plant and equipment, net of accumulated depreciation and amortization	644,604	510,512
Operating lease right-of-use assets	93,799	95,310
Goodwill	232,860	194,901
Intangible assets, net of accumulated amortization	93,723	58,324
Restricted assets	2,122	1,848
Cost method investments	11,264	11,264
Deferred income taxes	43,957	61,163
Other non-current assets	14,772	13,322
Total assets	$1,283,580	$1,193,898
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$9,901	$9,240
Current operating lease liabilities	7,307	8,547
Accounts payable	63,086	49,198
Other accrued liabilities	71,899	64,223
Total current liabilities	152,193	131,208
Debt, less current portion	542,503	530,411
Operating lease liabilities, less current portion	56,375	60,979
Other long-term liabilities	110,052	109,158
Total stockholders' equity	422,457	362,142
Total liabilities and stockholders' equity	$1,283,580	$1,193,898

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$41,100	$91,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,590	90,782
Interest accretion on landfill and environmental remediation liabilities	7,324	7,090
Amortization of debt issuance costs	2,288	2,169
Stock-based compensation	11,551	8,219
Operating lease right-of-use assets expense	13,827	16,257
Loss on sale of property and equipment	172	936
Southbridge Landfill non-cash closure (credit) charge, net	(356)	263
Non-cash expense from acquisition activities	315	554
Environmental remediation charge	924	—
Deferred income taxes	15,073	(52,288)
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(13,071)	(25,166)
Net cash provided by operating activities	182,737	139,922
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(170,647)	(32,457)
Additions to property, plant and equipment	(123,295)	(108,108)
Proceeds from sale of property and equipment	788	533
Net cash used in investing activities	(293,154)	(140,032)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	3,701	157,000
Principal payments on debt	(10,305)	(149,378)
Payments of debt issuance costs	(3,684)	(1,531)
Proceeds from the exercise of share based awards	172	100
Proceeds from the public offering of Class A Common Stock	—	144,790
Net cash (used in) provided by financing activities	(10,116)	150,981
Net (decrease) increase in cash and cash equivalents	(120,533)	150,871
Cash and cash equivalents, beginning of period	154,342	3,471
Cash and cash equivalents, end of period	$33,809	$154,342
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$19,025	$20,117
Cash income tax payments (refunds), net	$1,438	$(1,534)
Non-current assets obtained through long-term financing obligations	$20,753	$18,069
Right-of-use assets obtained in exchange for operating lease obligations	$3,827	$3,845

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(Unaudited)
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$9,145	$62,917	$41,100	$91,106
Net income as a percentage of revenues	3.8%	31.4%	4.6%	11.8%
Provision (benefit) for income taxes	2,470	(53,644)	16,946	(52,804)
Other income	(488)	(466)	(1,313)	(1,073)
Interest expense, net	5,190	5,401	20,927	22,068
Expense from acquisition activities (i)	1,353	328	5,304	1,862
Southbridge Landfill closure (credit) charge, net (ii)	(157)	773	496	4,587
Environmental remediation charge (iii)	924	—	924	—
Depreciation and amortization	29,080	23,501	103,590	90,782
Depletion of landfill operating lease obligations	2,485	2,070	8,265	7,781
Interest accretion on landfill and environmental remediation liabilities	1,409	1,766	7,324	7,090
Adjusted EBITDA	$51,411	$42,646	$203,563	$171,399
Adjusted EBITDA as a percentage of revenues	21.3%	21.3%	22.9%	22.1%
Depreciation and amortization	(29,080)	(23,501)	(103,590)	(90,782)
Depletion of landfill operating lease obligations	(2,485)	(2,070)	(8,265)	(7,781)
Interest accretion on landfill and environmental remediation liabilities	(1,409)	(1,766)	(7,324)	(7,090)
Adjusted Operating Income	$18,437	$15,309	$84,384	$65,746
Adjusted Operating Income as a percentage of revenues	7.6%	7.6%	9.5%	8.5%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$9,145	$62,917	$41,100	$91,106
Expense from acquisition activities (i)	1,353	328	5,304	1,862
Southbridge Landfill closure (credit) charge, net (ii)	(157)	773	496	4,587
Environmental remediation charge (iii)	924	—	924	—
Valuation allowance (iv)	—	(54,966)	—	(54,966)
Tax effect (v)	(275)	(300)	(1,571)	(1,756)
Adjusted Net Income	$10,990	$8,752	$46,253	$40,833

Diluted weighted average common shares outstanding	51,624	50,719	51,515	49,045

Diluted earnings per common share	$0.18	$1.24	$0.80	$1.86
Expense from acquisition activities (i)	0.02	0.01	0.10	0.04
Southbridge Landfill closure (credit) charge, net (ii)	—	0.02	0.01	0.09
Environmental remediation charge (iii)	0.02	—	0.02	—
Valuation allowance (iv)	—	(1.09)	—	(1.12)
Tax effect (v)	(0.01)	(0.01)	(0.03)	(0.04)
Adjusted Diluted Earnings Per Common Share	$0.21	$0.17	$0.90	$0.83
(i)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period related to acquisition diligence, acquisition integration or select development projects as part of the Company’s strategic growth initiative.
(ii)Southbridge Landfill closure (credit) charge, net is expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Company's landfill in Southbridge, Massachusetts ("Southbridge Landfill") in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Environmental remediation charge is associated with a settlement associated with the Company's landfill in Bethlehem, New Hampshire ("NCES Landfill").
(iv)Valuation allowance consists of the income tax benefit associated with the Company's assessment on the recoverability of deferred tax assets and the resulting unwinding of the Company's valuation allowance pertaining to the majority of its net operating loss carryforwards and other deferred tax assets.
(v)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The tables below, in some instances on an adjusted basis to exclude certain items, set forth such liquidity measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$48,648	$28,007	$182,737	$139,922
Capital expenditures	(41,718)	(30,837)	(123,295)	(108,108)
Proceeds from sale of property and equipment	195	103	788	533
Southbridge Landfill closure and Potsdam environmental remediation (i)	1,811	4,169	6,274	8,906
Cash outlays from acquisition activities (ii)	1,570	323	4,988	1,307
Post acquisition and development project capital expenditures (iii)	3,432	3,504	10,515	16,014
Waste USA Landfill phase VI capital expenditures (iv)	3,084	3,873	13,325	10,573
Adjusted Free Cash Flow	$17,022	$9,142	$95,332	$69,147
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include the following costs required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations.
(iv)Waste USA Landfill phase VI capital expenditures related to the Company's landfill in Coventry, Vermont ("Waste USA Landfill") phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF FISCAL YEAR 2022 OUTLOOK NON-GAAP MEASURES
(Unaudited)
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA (i) from estimated Net income for fiscal year 2022:

(Estimated) Fiscal Year Ending December 31, 2022
Net income	$48,000 - $52,000
Provision for income taxes	18,000
Other income	(1,000)
Interest expense, net	21,000
Expense from acquisition activities	1,000
Southbridge Landfill closure charge	1,000
Depreciation and amortization	125,000
Depletion of landfill operating lease obligations	8,000
Interest accretion on landfill and environmental remediation liabilities	7,000
Adjusted EBITDA	$228,000 - $232,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow (i) from estimated Net cash provided by operating activities for fiscal year 2022:

(Estimated) Fiscal Year Ending December 31, 2022
Net cash provided by operating activities	$202,000 - $206,000
Capital expenditures	(120,000)
Proceeds from sale of property and equipment	500
Southbridge Landfill closure and Potsdam environmental remediation	6,500
Post acquisition and development project capital expenditures	15,000
Adjusted Free Cash Flow	$104,000 - $108,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA TABLES
(Unaudited)
(In thousands)
Amounts of total revenues attributable to services provided for the three and twelve months ended December 31, 2021 and 2020 are as follows:

	Three Months Ended December 31,
	2021	% of Total Revenues	2020	% of Total Revenues
Collection	$119,017	49.2%	$100,600	50.2%
Disposal	54,366	22.5%	45,575	22.8%
Power generation	1,482	0.6%	1,141	0.6%
Processing	2,527	1.1%	1,937	0.9%
Solid waste operations	177,392	73.4%	149,253	74.5%
Processing	27,605	11.4%	16,814	8.4%
Non-processing	36,839	15.2%	34,173	17.1%
Resource solutions operations	64,444	26.6%	50,987	25.5%
Total revenues	$241,836	100.0%	$200,240	100.0%

	Twelve Months Ended December 31,
	2021	% of Total Revenues	2020	% of Total Revenues
Collection	$442,685	49.8%	$391,438	50.5%
Disposal	196,985	22.2%	175,546	22.7%
Power generation	5,138	0.6%	4,072	0.5%
Processing	9,281	1.0%	7,218	1.0%
Solid waste operations	654,089	73.6%	578,274	74.7%
Processing	93,323	10.5%	62,539	8.0%
Non-processing	141,799	15.9%	133,771	17.3%
Resource solutions operations	235,122	26.4%	196,310	25.3%
Total revenues	$889,211	100.0%	$774,584	100.0%

Components of revenue growth for the three months ended December 31, 2021 compared to the three months ended December 31, 2020 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$4,865	4.8%	3.3%	2.4%
Disposal	1,509	3.3%	1.0%	0.8%
Solid waste price	6,374		4.3%	3.2%
Collection	263		0.2%	0.1%
Disposal	2,697		1.8%	1.4%
Processing	(9)		—%	—%
Solid waste volume	2,951		2.0%	1.5%
Fuel surcharge and other fees	192		0.1%	—%
Commodity price and volume	747		0.5%	0.4%
Acquisitions, net divestitures	17,922		12.0%	9.0%
Closed operations	(47)		—%	—%
Total solid waste operations	28,139		18.9%	14.1%
Resource solutions operations:
Processing - price	4,242		8.3%	2.1%
Processing - volume	1,097		2.2%	0.5%
Processing - acquisition	5,452		10.7%	2.7%
Non-processing	2,666		5.2%	1.4%
Total resource solutions operations	13,457		26.4%	6.7%
Total company	$41,596			20.8%

Solid waste internalization rates by region for the three and twelve months ended December 31, 2021 and 2020 are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Eastern region	45.2%	44.7%	48.8%	47.0%
Western region	56.5%	59.0%	60.4%	60.7%
Solid waste internalization	51.4%	52.2%	55.0%	54.2%

Components of capital expenditures (i) for the three and twelve months ended December 31, 2021 and 2020 are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Growth capital expenditures:
Post acquisition and development project	$3,432	$3,504	$10,515	$16,014
Waste USA Landfill phase VI	3,084	3,873	13,325	10,573
Other	4,456	2,452	13,480	4,362
Growth capital expenditures	10,972	9,829	37,320	30,949
Replacement capital expenditures:
Landfill development	7,200	7,061	23,490	36,981
Vehicles, machinery, equipment and containers	17,315	10,022	48,427	30,846
Facilities	4,197	2,611	7,550	5,170
Other	2,034	1,314	6,508	4,162
Replacement capital expenditures	30,746	21,008	85,975	77,159
Capital expenditures	$41,718	$30,837	$123,295	$108,108

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the following capital expenditures required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations; 2) Waste USA Landfill phase VI construction and development for long-term infrastructure, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, and replacement costs for equipment due to age or obsolescence.